UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 24, 2011
Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Salary Increases. On March 24, 2011, the Compensation Committee of the Board of Directors of Graham Corporation (the “Company”) approved increases to the base salaries of Graham’s named executive officers, to be effective April 1, 2011, as follows:

Named Executive Officer	Current Base Salary	Percentage Increase	New Base Salary
James R. Lines,	$275,000	3.0%	$283,250
President and Chief Executive Officer
Jeff Glajch,	$216,300	3.0%	$222,789
Vice President — Finance &
Administration and Chief Financial
Officer
Alan Smith,	$183,536	3.0%	$189,042
Vice President of Operations
Jennifer Condame,	$132,613	3.0%	$136,591
Controller and Chief Accounting Officer
     Fiscal 2012 Annual Executive Cash Bonus Program. On March 24, 2011, the Compensation Committee also renewed the Company’s Annual Executive Cash Bonus Program (the “Cash Bonus Program”) in effect for Fiscal 2011 for the fiscal year ending March 31, 2012 (“Fiscal 2012”). The objective of the Cash Bonus Program is to compensate the Company’s named executive officers for above-average performance through an annual cash bonus related both to Company and individual performance. For Fiscal 2012, the Compensation Committee has set target bonus levels at 100% attainment of both Company and personal objectives as follows: Mr. Lines — 60% of base salary; Mr. Glajch — 35% of base salary; Mr. Smith — 35% of base salary; and Ms. Condame — 25% of base salary. Each named executive officer may receive anywhere from 0% to 150% of his or her target bonus level depending on the attainment of such objectives. A summary of the performance goal weightings for the Company’s named executive officers for Fiscal 2012 is as follows:

Named Executive Officer	Net Income	Working Capital	Personal Goals
James R. Lines	70%	20%	10%
Jeff Glajch	60%	15%	25%
Alan Smith	60%	15%	25%
Jennifer Condame	55%	15%	30%

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation
Date: March 25, 2011	By:	/s/ Jeff Glajch
Jeff Glajch
Vice President — Finance & Administration and Chief Financial Officer